EXHIBIT 10.19

UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of: Bay National Bank Lutherville, MD	) ) )

CONSENT ORDER

The Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over Bay National Bank, Lutherville, MD (“Bank”).

The Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a “Stipulation and Consent to the Issuance of a Consent Order,” dated February 6, 2009, that is accepted by the Comptroller.  By this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

Pursuant to the authority vested in it by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE V

COMPLIANCE COMMITTEE

(1) Within thirty (30) days of the date of this Order, the Board shall appoint a Compliance Committee of at least five (5) directors, of which no more than one (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Order.

(2) The Compliance Committee shall meet at least monthly.

(3) Within thirty (30) days of the date of this Order and every thirty (30) days thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Order;
(b)	actions taken to comply with each Article of this Order; and
(c)	the results and status of those actions.
(4) The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.

(5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Order shall be forwarded, by overnight mail, to the following:

MaryAnn H. Kennedy
Assistant Deputy Comptroller
Washington DC Satellite Office
250 E Street SW
Mail Stop DCFO
Washington, D.C., 20219

ARTICLE VI

STRATEGIC PLAN

(1)           Within thirty (30) days of the date of this Order, the Board shall provide the Assistant Deputy Comptroller, for review and prior written determination of no supervisory objection, with a written analysis on the Board’s decision whether to sell, merge or liquidate the Bank or remain an independent national bank.  The Board must consider and document in this written analysis various scenarios, including, but not limited to:

(a)           resolution of problem assets (including related costs);

(b)           viable sources of liquidity (including related costs);

(c)	achievement and maintenance of capital requirements as defined in Article III – Capital Plan and Higher Minimums detailed below; and
(d)	ongoing viability of the bank based on current financial and market conditions.

(2)           Should the Board decide to sell, merge or liquidate the Bank, the written analysis required under Paragraph (1) of this Article must also include timeframes and procedures for achieving the sale, merger or liquidation of the Bank, and the means by which the Board shall value and market the Bank.

(3)           Should the Board decide the Bank is to remain independent and the OCC has advised the Bank in writing that there is no supervisory objection to the Bank’s written analysis as provided in Paragraph (1) of this Article, the Board must within sixty (60) days of the date of this Order, adopt, implement, and thereafter ensure Bank adherence to a written strategic plan for the Bank covering at least a three-year period.  That period shall correspond to the three-year period of the Capital Plan required by Article III below.  The strategic plan shall establish objectives for the Bank's overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development and market segments that the

Bank intends to promote or develop, together with strategies to achieve those objectives and, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;
(b)           an assessment of the Bank's present and future operating environment;

(c)	the development of strategic goals and objectives to be accomplished over the short and long term;
(d)	an identification of the Bank’s present and future product lines (assets and liabilities) that will accomplish the strategic goals and objectives established in (1)(c) of this Article;
(e)
an evaluation of the Bank's internal operations, staffing requirements, board and management information systems and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives developed under (1)(c) of this Article;

(f)	a management employment and succession program to promote the retention and continuity of capable management and attraction of new Board members;
(g)	product line development and market segments that the Bank intends to promote or develop;
(h)	an action plan to improve bank earnings and accomplish identified strategic goals and objectives, including individual responsibilities, accountability and specific time frames;
(i)	a financial forecast to include projections for major balance sheet and income statement accounts and desired financial ratios over the period covered by the strategic plan;
(j)	control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s operating environment;

(k)	specific plans to establish responsibilities and accountability for the strategic planning process, new products, growth goals, or proposed changes in the Bank’s operating environment;
(l)	systems to monitor the Bank’s progress in meeting the plan’s goals and objectives; and
(m)
contingency plans that identify alternative methods should established strategic objectives not be achieved as described in (a) through (l) above.  The contingency plans must also include an option to sell, merge or liquidate the bank with corresponding triggers, timeframes and a detailed process.

(4)           Prior to adoption of the strategic plan by the Board, a copy shall be forwarded to the Assistant Deputy Comptroller for review and determination of supervisory non-objection. Such determination will be made within thirty (30) days of receipt of the strategic plan. Immediately upon receiving a determination of supervisory non-objection, the strategic plan shall be implemented.

(5)           The Bank must give the Assistant Deputy Comptroller at least sixty (60) days advance written notice of its intent to deviate significantly from the strategic plan.  The Board shall obtain the OCC’s written determination of no supervisory objection before the Bank deviates significantly from the strategic plan.

(6)           For purposes of this Article, changes that may constitute a significant deviation from the strategic plan include, but are not limited to, any significant deviations from marketing strategies, marketing partners, acquisition channels; underwriting practices and standards, account management strategies and test programs; collection strategies, partners or operations; fee structure, pricing, or fee application methods; accounting processes and practices; funding strategy; or any other changes in personnel, operations or external factors that may have a material impact on the Bank's operations or financial performance.

(7)           Prior to making any changes that significantly deviate from the Bank's strategic plan, the Board shall perform an evaluation of the adequacy of the Bank's organizational structure, staffing, management information systems, internal controls and written policies and procedures to identify, measure, monitor, and control the risks associated with the new product or service. The evaluation shall include an assessment of the impact of such change on the Bank's condition, including a profitability analysis.  For the purpose of this Order, a significant deviation shall have the same meaning as that phrase is further described in Appendix G (Significant Deviations After Opening) of the “Charters” booklet of the Comptroller’s Licensing Manual (January 2005).

(8)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.

(9)           If the OCC determines, in its sole judgment, that the Bank has failed to submit an acceptable strategic plan as required by Paragraph (3) of this Article or has failed to implement or adhere to the Bank’s specific, measurable, and verifiable objectives included in the strategic plan, for which the OCC has taken no supervisory objection pursuant to Paragraph (4) of this Article, will be deemed an unsafe and unsound banking practice and a violation of this Order.

ARTICLE VII

CAPITAL PLAN AND HIGHER MINIMUMS

(1) The Bank shall achieve by April 30, 2009, and thereafter maintain the following capital levels (as defined in 12 C.F.R. Part 3):

(a)	Total risk based capital equal to twelve (12.0%) percent of risk-weighted assets;
(b)	Tier 1 capital equal to eleven (11.0%) percent of risk weighted assets; and
(c)	Leverage ratio equal to nine (9.0%) percent of adjusted total assets.
(2) The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

(3) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three year capital program.  The program shall include:

(a)	specific plans for the maintenance of adequate capital that may in no event be less than the requirements of Paragraph (1);
(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank's assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)	projections of the sources and timing of additional capital to meet the Bank's current and future needs;
(d)	the primary source(s) from which the Bank will strengthen its capital structure to meet the Bank's needs;
(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and
(f)	a dividend policy that permits the declaration of a dividend only:
(i)	when the Bank is in compliance with its approved capital program;
(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and
(iii)	with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller.
(iv)	Upon receiving a determination of no supervisory objection, the Bank shall implement and adhere to the dividend policy.
(4) Upon completion, the Bank's capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program.  The Board shall review and update the Bank's capital program on an annual basis, or more frequently if necessary.  Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(5) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(6) If the OCC determines, in its sole discretion, that the Bank is in non-compliance with Paragraphs (1) or (3) of this Article, the Bank shall, within thirty (30) days of receiving written notice from the OCC of such fact, develop and submit to the OCC for its review and prior written determination of no supervisory objection a Contingency Plan, which shall detail the Board’s proposal to either: (i) sell or merge the Bank; or (ii) to liquidate the Bank in conformance with 12 U.S.C. § 181, and in a manner that will result in no loss or cost to the Federal Deposit Insurance Corporation.  In order to be deemed acceptable, the contingency plan must, at a minimum, call for the execution of a definitive agreement to sell or merge the Bank or a shareholder vote to enter into liquidation under 12 U.S.C. § 181 within ninety (90) days of receipt of the OCC’s supervisory non-objection.  The Bank agrees that it will not schedule a vote of its shareholders so as to seek their approval to liquidate the Bank prior to securing the OCC’s written determination of no supervisory objection to the Contingency Plan.  After the OCC has advised the Bank in writing that it does not take supervisory objection to the Contingency Plan, the Board shall immediately implement, and shall thereafter ensure adherence to, the terms of the Contingency Plan.  Failure to submit a timely, acceptable Contingency Plan may be deemed by the OCC, in the exercise of its discretion, to constitute a violation of this Order.

ARTICLE VIII

LIQUIDITY

(1)           The Board shall immediately increase the liquidity of the Bank to a level that is sufficient to sustain the Bank's current operations and to withstand any anticipated or extraordinary demand against its funding base.  Such actions may include, but are not necessarily limited to:

(a)	selling assets;
(b)	establishing sub-limits on lines of credit from the Federal Reserve Bank and correspondent banks for contingent funding needs;
(c)	injecting additional equity capital.

(2) The Board shall review the Bank's liquidity on a monthly basis.  Such reviews shall consider:

(a)	maturity schedule of certificates of deposit, including large uninsured deposits;
(b)	the volatility of demand deposits including escrow deposits;
(c)	the amount and type of loan commitments and standby letters of credit;
(d)	an analysis of the continuing availability and volatility of present funding sources;
(e)	an analysis of the impact of decreased cash flow from the Bank's loan portfolio resulting from delinquent and non-performing loans;
(f)	an analysis of the impact of decreased cash flow from the sale of loans or loan participations; and
(g)	geographic disbursement of and risk from brokered deposits.
(3) The Board shall take appropriate action to ensure adequate sources of liquidity in relation to the Bank's needs.  Monthly reports shall set forth liquidity requirements and sources and establish a contingency plan.  Copies of these reports shall be forwarded to the Assistant Deputy Comptroller in the Bank’s monthly report to the Assistant Deputy Comptroller.

(4) Within thirty (30) days, the Board shall revise their Contingency Funding Plan to include at least the following:

(a)	clear identification, quantification, availability and rank of all sources of funding by preference;
(b)	modification of the liability structure or increasing liabilities;
(c)	use of other alternative for controlling balance sheet changes;
(d)	asset sale strategies including when to sell longer term assets, fixed assets, or certain lines of business; and

(e)  liability funding strategies including potential capacity at the Federal Reserve Bank discount window and developing strategies to manage nontraditional funding sources.

ARTICLE IX

BOARD TO ENSURE COMPETENT MANAGEMENT
(1) Within sixty (60) days, the Board shall ensure that the Bank has competent management in place on a full-time basis in its Credit Risk and Asset Liability Risk Management functions, including the Chief Credit Officer and Chief Financial Officer, to carry out the Board’s policies, ensure compliance with this Order, applicable laws, rules and regulations, and manage the day-to-day operations of the Bank in a safe and sound manner.

(2) Within ninety (90) days, the Board shall review the capabilities of the Bank’s management to perform present and anticipated duties and the Board will determine whether management changes will be made, including the need for additions to or deletions from current management.

(3) For incumbent officers in the positions mentioned in Paragraph (1) of this Article, the Board shall within ninety (90) days assess each of these officers’ experience, other qualifications and performance compared to the position’s description, duties and responsibilities.

(4) If the Board determines that an officer will continue in his/her position but that the officer’s depth of skills needs improvement, the Board will within one hundred and twenty (120) days develop and implement a written program, with specific time frames, to improve the officer’s supervision and management of the Bank.  At a minimum the written program shall include:

(a)	an education program designed to ensure that the officer has skills and abilities necessary to supervise effectively;
(b)	a program to improve the effectiveness of the officer;
(c)	objectives by which the officer’s effectiveness will be measured; and

(d)  a performance appraisal program for evaluating performance according to the position’s description and responsibilities and for measuring performance against the Bank’s goals and objectives.

(5)           Upon completion, a copy of the written program required under Paragraph (4) of this Article shall be submitted to the Assistant Deputy Comptroller.

(6)           If a position mentioned in Paragraph (1) of this Article is vacant now or in the future, including  if the Board realigns an existing officer’s responsibilities and a position mentioned in Paragraph (1) of this Article becomes vacant, the Board shall within ninety (90) days of such vacancy appoint a capable person to the vacant position who shall be vested with sufficient executive authority to ensure the Bank’s compliance with this Order and the safe and sound operation of functions within the scope of that position’s responsibility.

(7)           Prior to the appointment of any individual to an executive officer position, the Board shall submit to the Assistant Deputy Comptroller the following information:

(a)
the information sought in the “Changes in Directors and Senior Executive Officers” and “Background Investigations” booklets of the Comptroller’s Licensing Manual, together with a legible fingerprint card for the proposed individual

(b)	a written statement of the Board's reasons for selecting the proposed officer; and
(c)           a written description of the proposed officer's duties and responsibilities.

(8)           The Assistant Deputy Comptroller shall have the power to disapprove the appointment of the proposed new officer.  However, the lack of disapproval of such individual shall not constitute an approval or endorsement of the proposed officer.

(9)           The requirement to submit information and the prior disapproval provisions of this Article are based on the authority of 12 U.S.C. § 1818(b)(6)(E) and do not require the Comptroller to complete his/her review and act on any such information or authority within ninety (90) days.

ARTICLE X

CRITICIZED ASSETS

(1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

(2) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as "doubtful," "substandard," or "special mention."  This program shall include, at a minimum:

(a)	an identification of the expected sources of repayment;
(b)	the appraised value of supporting collateral and the position of the Bank's lien on such collateral where applicable;
(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and
(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment (“problem loan action plan”).
(3) Upon adoption, a copy of the program for all criticized assets equal to or exceeding one hundred and fifty thousand dollars ($150,000) shall be forwarded to the Assistant Deputy Comptroller.

(4) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5) The Board, or a designated committee, shall conduct a review, on at least a monthly basis, to determine:

(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds one hundred and fifty thousand dollars ($150,000);
(b)	management's adherence to the program adopted pursuant to this Article;

(c)	the status and effectiveness of the written program; and
(d)	the need to revise the program or take alternative action.
(6) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a monthly basis (in a format similar to Appendix A, attached hereto).

ARTICLE XI

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1)           By March 1, 2009, the Board shall review the adequacy of the Bank’s Allowance for Loan and Lease Losses (“ALLL”) and shall adopt, implement, and thereafter ensure adherence to written policies and procedures for maintaining an adequate ALLL in accordance with generally accepted accounting principles.  The ALLL policies and procedures shall be consistent with the guidance set forth in the Federal Financial Institutions Examination Council’s “Interagency Policy Statement on the Allowance for Loan and Lease Losses” dated December 13, 2006 (OCC Bulletin 2006-47), and shall at a minimum include:

(a)
procedures for determining whether a loan is impaired and measuring the amount of impairment, consistent with FASB Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan;

(b)	procedures for segmenting the loan portfolio and estimating loss on groups of loans, consistent with FASB Statement of Financial Accounting Standards No. 5, Accounting for Contingencies;
(c)	procedures for validating the ALLL methodology;
(d)
a process for summarizing and documenting, for the Board’s review and approval, the amount to be reported in the Consolidated Reports of Condition and Income (“Call Reports”) for the ALLL.  Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Call Reports, through additional provision expense;

(e)	results of the Bank's internal loan review;
(f)	results of the Bank's external loan review;
(g)	an estimate of inherent loss exposure on each significant credit;
(h)	trends of delinquent, non-performing, and nonaccrual loans;
(i)	concentrations of credit in the Bank consistent with the segmentation and analysis required in Article VIII (Concentrations of Credit); and
(j)	present and prospective economic conditions and their impact on segmented loan pools.
(2)           The program shall provide for a review of the Allowance by the Board at least once each calendar quarter.  Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings.  Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.

(3)           A copy of the Board's program shall be submitted to the Assistant Deputy Comptroller for review and prior written determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the program.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the policies and procedures developed pursuant to this Article.

ARTICLE XII

LOAN PORTFOLIO MANAGEMENT

(1)           The Board shall, within ninety (90) days, develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank's loan portfolio management.  The program shall include, but not be limited to:

(a)	an independent review of the Bank’s credit structure to assess the quality and effectiveness of lending supervision and credit administration, credit risk management practices, and internal controls;
(b)	procedures to ensure satisfactory and perfected collateral documentation;
(c)	procedures to ensure that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and analyzing current and satisfactory credit information;
(d)	procedures to ensure conformance with loan approval requirements;
(e)	a system to track and analyze exceptions;
(f)	procedures to ensure conformance with Call Report instructions;
(g)	procedures to ensure the accuracy of internal management information systems;
(h)
a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters; and

(i)
procedures to track and analyze concentrations of credit; including stress testing for the significant economic factors and general conditions that impact the credit quality of the Bank’s loan and lease portfolios.

(2) Upon completion, a copy of the program shall be forwarded to the Assistant Deputy Comptroller.

(3) Within one hundred and twenty days (120) days, the Board shall develop, implement, and thereafter ensure Bank adherence to systems which provide for effective monitoring of:

(a)	early problem loan identification to assure the timely identification and rating of loans and leases based on lending officer submissions;

(b)	statistical records that will serve as a basis for identifying sources of problem loans and leases by industry, size, collateral, division, group, indirect dealer, and individual lending officer;
(c)	previously charged-off assets and their recovery potential;
(d)	compliance with the Bank's lending policies and laws, rules, and regulations pertaining to the Bank's lending function;
(e)	adequacy of credit and collateral documentation; and
(f)	concentrations of credit as described in the Report of Examination.

(4) Management will continue to provide the Board, on a monthly basis, with written reports including, at a minimum, the following information:

(a)	the identification, type, rating, and amount of problem loans and leases;

(b)	the identification and amount of delinquent loans and leases;

(c)	credit and collateral documentation exceptions;

(d)	the identification and status of credit related violations of law, rule or regulation;

(e)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (a) through (d) of this Article and Paragraph;

(f)	an analysis of concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan and lease portfolios;

(g)	the identification and amount of loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and

(h)	the identification of loans and leases not in conformance with the Bank's lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.

(5) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program and systems developed pursuant to this Article.

ARTICLE XIII

CONCENTRATIONS OF CREDIT

(1) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written asset diversification program consistent with OCC Bulletin 2006-46, Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices.  The program shall include, but not necessarily be limited to, the following:

(a)	a review of the balance sheet to identify any concentrations of credit which must include a meaningful segmentation of concentrations considering appropriate risk characteristics such as:
(i) product or property type;
(ii) geographic location; or
(iii) industry.
(b)	a written analysis of any concentration of credit identified above in order to identify and assess the inherent credit, liquidity, and interest rate risk;
(c)	policies and procedures to control and monitor concentrations of credit; and
(d)	an action plan approved by the Board to reduce the risk of any concentration deemed imprudent in the above analysis.
(2) For purposes of this Article, a concentration of credit is as defined in the “Loan Portfolio Management” booklet of the Comptroller's Handbook.

(3) The Board shall ensure that future concentrations of credit are subjected to the analysis required by subparagraph (b) of Paragraph (1) of this Article and that the analysis demonstrate that the concentration will not subject the Bank to undue credit or interest rate risk.

(4) The Board shall forward a copy of any analysis performed on existing or potential concentrations of credit to the Assistant Deputy Comptroller immediately following the review.

(5) The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

ARTICLE XIV
INDEPENDENT LOAN REVIEW
(1)           Within sixty (60) days of the date of this Order, the Board shall establish an effective, independent and on-going loan review system to review, at least quarterly beginning in the first calendar quarter of 2009, the Bank's loan and lease portfolios to assure the timely identification and categorization of problem credits.  The system shall provide for a written report to be filed with the Board after each review and shall use a loan and lease grading system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s Handbook.  Such reports shall include, at a minimum, conclusions regarding:

(a)	the overall quality of the loan and lease portfolios;
(b)	the identification, type, rating, and amount of problem loans and leases;
(c)	the identification and amount of delinquent loans and leases;
(d)	credit and collateral documentation exceptions;
(e)	the identification and status of credit related violations of law, rule or regulation;
(f)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (e) of the Article;
(g)	concentrations of credit;
(h)	loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and
(i)	loans and leases not in conformance with the Bank's lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.
(2)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program providing for the independent review of problem loans and leases in the Bank's loan and lease portfolios for the purpose of monitoring portfolio trends, on at least a quarterly basis.  The program shall require a quarterly report to the Board.  At a minimum the program shall provide for an independent reviewer’s assessment of the Bank’s:

(j)	monitoring systems for early problem loan identification to assure the timely identification and rating of loans and leases based on lending officer submissions;
(k)	statistical records that serve as a basis for identifying sources of problem loans and leases by industry, size, collateral, concentration, indirect dealer, and individual lending officer;
(l)	system for monitoring previously charged-off assets and their recovery potential;
(m)	system for monitoring compliance with the Bank's lending policies and laws, rules, and regulations pertaining to the Bank's lending function; and
(n)	system for monitoring the adequacy of credit and collateral documentation.
(3)           A written description of the program called for in this Article shall be forwarded to the Assistant Deputy Comptroller upon implementation.

(4)           The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

(5)           The Board shall evaluate the internal loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

(6)           A copy of the reports submitted to the Board, as well as documentation of the action taken by the Bank to collect or strengthen assets identified as problem credits, shall be preserved in the Bank.

ARTICLE XV

CLOSING

(1) Although the Board is by this Order required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Assistant Deputy Comptroller, the Board has the ultimate responsibility for proper and sound management of the Bank.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon it by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.

(3) Any time limitations imposed by this Order shall begin to run from the effective date of this Order.  Such time limitations may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.

(4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Order in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:

(a) authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b) require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c) follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d) require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this            day of               ,          .

MaryAnn H. Kennedy Assistant Deputy Comptroller Washington DC Satellite Office